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Exhibit 21.1

NorthStar Realty Finance Corp.
List of Significant Subsidiaries

Entity Name	Formation Jurisdiction
NorthStar Realty Finance Limited Partnership	Delaware
NRFC Sub-REIT Corp.	Maryland

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  Exhibit 21.1
NorthStar Realty Finance Corp. List of Significant Subsidiaries